Exhibit 99.1

In Preliminary Guidance, OriginClear Reports Commercial Growth Exceeded Expectations

Revenues grew over 425% year over year, while gross profits increased to over $1.4 million

Los Angeles, CA – March 20, 2017 – OriginClear Inc. (OTC/QB: OCLN), a leading provider of water treatment solutions, today issued its 2017 business outlook to provide an overview of anticipated events and key milestones for the coming year, and to review business highlights from 2016.

OriginClear has experienced strong revenue growth since 2015, primarily as a result of its acquisition of Dallas-based Progressive Water Treatment (PWT) on October 1, 2015. Ahead of its annual report, the Company is providing the following estimates:

OriginClear’s top line revenue grew from $166,195 in 2014 to $954,470 in 2015 and is expected to exceed $5 million for 2016, an increase of over 425% from 2015.

Gross Profits, which were $112,567 in 2015, are expected to exceed $1.4 million in 2016, a more than 1,100% increase year over year.

In its annual report, OriginClear expects to show continued reductions in operating losses, as a result of the increased revenue and continued savings at the corporate level.

In 2016, OriginClear accomplished the following:

●	Its PWT subsidiary upgraded water systems for three large public utilities, including Xcel Energy (NYSE:XEL), raising the total for these utility-scale water projects to approximately $3.5 million. By modernizing these plants, capacity increased significantly while labor and chemical costs were reduced.
●	Its French joint venture, Ennesys, completed a field pilot in Dubai of its FREEWATERBOX® modular waste water treatment system and partnered with a leading landscaping company in the GCC (Gulf Cooperation Countries) to build the first FREEWATERBOX intended to recycle 20 tons of food waste per day into clean water and high value fertilizer.
●	OriginClear launched a joint venture in Texas to market an injectable crude oil sweetening liquid, produced with OriginClear technology. Sweet crude commands a 10% premium over sour, making this a potentially valuable treatment.
●	Its joint venture in Malaysia began working with major growers to demonstrate its ability to treat Palm Oil Mill Effluent (POME). Totaling more than 65 million metric tons annually, POME effluent is widely recognized as a major environmental concern because its contamination level can be 100 times higher than domestic sewage.

●	OriginClear’s China subsidiary entered commercial negotiations after a successful demonstration of its ability to clean up the contaminants in ‘black water’ leachate coming out of landfills. OriginClear is continuing to pilot its process for a landfill leachate treatment system in China.
●	A regional water treatment facility in California’s Kern County commissioned a 60-day test of OriginClear’s technology to treating produced water from oil operations. Extensive third-party testing demonstrated that the technology was a technical success. OriginClear is currently in discussions with licensees and large end-users for the commercialization of produced water treatment in this leading region for oil production.
●	OriginClear enhanced its Electro Water Separation technology by pairing it with Advanced Oxidation, a patent-pending, chemical-free way to extract dissolved contaminants, such as bacteria, ammonia, pharmaceuticals and solvents. This complements the EWS technology, which effectively clarifies very dirty, oily water so that membranes and filters can do their job without clogging.
●	OriginClear was awarded the prestigious China BlueTech Award in the “Most Innovative Technology” category. Co-organized by Mandarin Environment and BlueTech™ Research, the China BlueTech™ Awards recognized OriginClear’s EWS technology for its potential to break through in both the Chinese and international markets.

In 2017, OriginClear intends to achieve the following:

●	Further growth for PWT in large capacity system sales.
●	Serving end-users and licensees with complete systems that incorporate our breakthrough technology.
●	Revenue growth from our joint ventures and licenses in the oil industry in the USA, in industrial applications in Asia, and in water purification applications in the Middle East.
●	Continued efforts to acquire successful, profitable water service companies that can benefit from the major outsourcing and decentralizing trend in industrial water treatment.

OriginClear believes that its technology is valuable to the industry because it has the potential to greatly extend the life of membranes and filters by effectively treating very dirty, oily water, while reducing chemical use significantly. OriginClear also believes that its Advanced Oxidation technology will help neutralize harmful micro-contaminants, such as industrial solvents, which is difficult or impossible to achieve with other technologies.

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About OriginClear, Inc.

OriginClear is a leading provider of water treatment solutions and the developer of a breakthrough water cleanup technology serving the rapidly growing $500 billion world market. Through its wholly owned subsidiaries, OriginClear provides systems and services to treat water in a wide range of industries, such as municipal, pharmaceutical, semiconductors, industrial, and oil & gas. To rapidly grow this segment of the business, we strategically acquire profitable and well-managed water treatment companies, which allow us to expand our global market presence and technical expertise. To enable a new era of clean and socially responsible water treatment solutions, we invented Electro Water Separation™, a breakthrough high-speed water cleanup technology using multi-stage electrolysis, that we license worldwide to water treatment equipment manufacturers. Water is our most valuable resource, and the mission of the “Family of OriginClear Companies” is to improve the quality of water and help return it to its original and clear condition. To learn more about OriginClear®, please visit our website at www.originclear.com.

OriginClear Safe Harbor Statement:

Matters discussed in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this update, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company’s risk factors is contained in the Company’s quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:

Kaitlyn Finegan

Antenna Group

415-977-1914

OriginClear@antennagroup.com

Investor Relations OriginClear:

Tom Becker

Toll-free: 877-999-OOIL (6645) Ext. 3

International: +1-323-939-6645 Ext. 3

Fax: 323-315-2301

ir@OriginClear.com

www.OriginClear.com

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